EXHIBIT 10.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is made as of May 11, 2015 (“Effective Date”), by and between WaferGen Bio-systems, Inc. (“Wafergen” or the “Company”) and Ivan Trifunovich (“Executive”).

WHEREAS, Executive and the Company entered into that certain Executive Employment Agreement dated March 7, 2012 (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

1.           Section I.A is replaced with the following: “The term of this Agreement shall begin on the Effective Date and shall end on June 30, 2016 (the “Term”).”

2.           The Term “President and Chief Executive Officer” is deleted from Section I.B and replaced with the term “Executive Chairman.” The term “or requested of” is added after the phrase “hereafter assigned to.”

3.           The number “Three Hundred and Sixty Thousand Dollars ($360,000)” in Section II.A is deleted and replaced with “One Hundred and Eighty Thousand Dollars ($180,000)”.

4.           Section II.B is deleted and replaced with the following:

B.           Bonus.  Executive shall be eligible to earn a performance bonus for each year of his employment with the Company, in an amount up to fifty percent (50%) of his Base Salary received in that year, in accordance with an annual incentive plan to be established for each year by the Compensation Committee of the Company’s Board of Directors (“Bonus”).  All Bonuses shall be paid no later than April 30 of the year following the year for which the Bonus is earned.

5.           Section II.C.2 is deleted and replaced with the following:

“2           In each calendar year on the next business day following January 1 beginning with 2013 and provided that Executive remains employed with the Company through the applicable date of grant, Executive also will be granted an additional stock option (each, an “Additional Option”) to purchase common stock of the Company to the extent necessary to provide Executive with a total equity interest in the Company equal to two and one-half percent (2.5%) of the total number of shares of Company common stock outstanding on a fully diluted and as-converted basis on the date of grant of such Additional Option.  The number of shares subject to any particular Additional Option shall be equal to that number of shares which, together with (a) the number of shares subject to the Initial Option, (b) all prior Additional Options and (c) any other compensatory equity interests granted to Executive by the Company, equals two and one-half percent (2.5%) of the total number of shares of Company common stock outstanding on a fully diluted and as-converted basis at such time.  The calculation of the fully diluted and as-converted shares for this purpose will be determined by the Company’s Board of Directors or compensation committee in its reasonable discretion (and the Board or compensation committee shall accept and consider reasonable input from Executive with respect to the determination of such calculation), and will be made (i) assuming that any in-the-money warrants are fully exercised on a cashless/ net issuance basis (for avoidance of doubt, any out-of-the-money warrants will not be included in the calculation of fully diluted and as-converted shares), and (ii) taking into account any equity or equity-based awards granted under the Company’s stock incentive plans.  Each Additional Option will have the same vesting terms as the Initial Option, with the vesting commencement date being the first day of Executive’s employment with the Company.  The exercise price of each Additional Option will be equal to the “Fair Market Value” of the Company’s common stock (as such term is defined in the Company’s 2008 Stock Incentive Plan or any other stock plan pursuant to which the Additional Option is granted) on the date of grant of such Additional Option. Each Additional Option will be subject to the terms, definitions and provisions of the Company’s stock plan under which such Additional Option is granted and the Stock Option Agreement by and between Executive and the Company; provided, however, that in the event of any conflict between the terms of the applicable stock plan or such Stock Option Agreement and this Agreement, the terms of this Agreement shall prevail and govern.”

6.           The following new Section II.K is hereby inserted immediately following Section II.J.

“K.           Contingent Payment Following Termination.  In the event Executive shall become eligible to receive any Contingent Payment in connection with a Distribution following termination of Executive’s employment, the Contingent Payment due pursuant to Section II.D.1 shall be determined after substituting the number “five percent (5%)” used in such section with ”two and one-half percent (2.5%).”

7.           This Amendment shall be deemed to be an amendment to the Employment Agreement, and the Employment Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect.

8.           This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

SIGNATURES APPEAR ON THE FOLLOWING PAGE.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the Effective Date set forth above.

COMPANY:		EMPLOYEE:
Wafergen Bio-systems, Inc.
/s/ Michael Henighan		/s/ Ivan Trifunovich
By:	Michael Henighan	Ivan Trifunovich
Its:	Chief Financial Officer